Exhibit 6.1

Broker-Dealer Agreement

This agreement (together with exhibits and schedules, the “Agreement”) is entered into by and between School of Whales Commercial Real Estate Equity Fund, LLC (“Client”), a Florida Limited Liability Corporation, and Dalmore Group, LLC., a New York Limited Liability Company (“Dalmore”). Client and Dalmore agree to be bound by the terms of this Agreement, effective as of June 9, 2020 (the “Effective Date”):

Whereas, Dalmore is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via SEC approved exemptions such as Reg D 506(b), 506(c), Regulation A+, Reg CF and others;

Whereas, Client is offering securities directly to the public in an offering exempt from registration under Regulation A (the “Offering”); and

Whereas, Client recognizes the benefit of having Dalmore as a service provider for investors who participate in the Offering (“Investors”).

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Appointment, Term, and Termination

a.             Client hereby engages and retains Dalmore to provide operations and compliance services at Client’s discretion.

b.             The Agreement will commence on the Effective Date and will remain in effect for a period ending on the date that is twelve (12) months following qualification of the Offering by the United States Securities and Exchange Commission and will renew automatically for successive renewal terms of twelve (12) months each unless any party provides notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the current term. If Client defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon sixty (60) days written notice if Client fails to perform or observe any material term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon written notice, if any material representation or warranty made by either Provider or Client proves to be incorrect at any time in any material respect, (iii) in order to comply with a Legal Requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or (iv) upon thirty (30) days’ written notice if Client or Dalmore commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappeable order for relief, under any bankruptcy, insolvency or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors. The description in this section of specific remedies will not exclude the availability of any other remedies. Any delay or failure by Client to exercise any right, power, remedy or privilege will not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege will preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege. All terms of the Agreement, which should reasonably survive termination, shall so survive, including, without limitation, limitations of liability and indemnities, and the obligation to pay Fees relating to Services provided prior to termination.

2.            Services. Dalmore will perform the services listed on Exhibit A attached hereto and made a part hereof, in connection with the Offering (the “Services”). Unless otherwise agreed to in writing by the parties.

3.            Compensation. As compensation for the Services, Client shall pay to Dalmore a fee equal to one hundred (100) basis points on the aggregate amount raised by the Client. This will only start after FINRA Corporate Finance issues a No Objection Letter for the offering. Client authorizes Dalmore to deduct the fee directly from the Client’s third party escrow or payment account.

There will also be a one-time advance set up fee of $5,000. Fee is due and payable upon execution of this agreement. The advance fee will cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by the firm such as preparing the FINRA filing, due diligence expenses, working with the Client’s SEC counsel in providing information to the extent necessary, coordination with any third party vendors involved in the offering and any other services necessary and required prior to the approval of the offering. The firm will refund any fee related to the advance to the extent it was not used, incurred or provided to the Client.

The Client shall also engage Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Client will pay a one time Consulting Fee of $20,000 which will be due and payable immediately after FINRA issues a No Objection Letter and the Client receives SEC Qualification.

4.            Regulatory Compliance

a.             Client and all its third party providers shall at all times (i) comply with direct requests of Dalmore; (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including the FINRA Corporate Filing Fee), in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Client shall comply with and adhere to all Dalmore policies and procedures.

FINRA Corporate Filing Fee for this $50,000,000, best efforts offering will be $8,000 and will be a pass- through fee payable to Dalmore, from the Client, who will then forward it to FINRA as payment for the filing.

b.             Client and Dalmore will have the shared responsibility for the review of all documentation related to the Transaction but the ultimate discretion about accepting a client will be the sole decision of the Client. Each Investor will be considered to be that of the Client’s and NOT Dalmore.

c.             Client and Dalmore will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

d.             Client and Dalmore agree to promptly notify the other concerning any material communications from or with any Governmental Authority or Self Regulatory Organization with respect to this Agreement or the performance of its obligations, unless such notification is expressly prohibited by the applicable Governmental Authority.

5.            Role of Dalmore. Client acknowledges and agrees that Client will rely on Client’s own judgment in using Dalmore’ Services. Dalmore (i) makes no representations with respect to the quality of any investment opportunity or of any issuer; (ii) does not guarantee the performance to and of any Investor; (iii) will make commercially reasonable efforts to perform the Services in accordance with its specifications; (iv) does not guarantee the performance of any party or facility which provides connectivity to Dalmore; and (v) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about an investment opportunity, does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction. Nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship of any kind.

6.            Indemnification.

a.             Indemnification by Client. Client shall indemnify, defend, and hold Dalmore, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages, costs and expenses (collectively, “Losses”), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are, as determined as set forth in Section 9(a) hereof, based upon (i) a material breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offering.

b.             Indemnification by Dalmore. Dalmore shall indemnify, defend, and hold Client, Client’s affiliates and Client’s representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent they are, as determined as set forth in Section 9(a) hereof, based upon (i) a material breach of this Agreement by Dalmore or (ii) the wrongful acts or omissions of Dalmore or its failure to comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.

c.             Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt written notice of the Proceeding shall be given to the party obligated to provide such indemnification. Providing the indemnifying party with such written notice of the event giving rise to an indemnity obligation is an express condition precedent to the duty to provide a defense and indemnity. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party's cost in the ensuing investigations, defense or settlement. The indemnifying party shall have the right to consent to any settlement or judgement that is binding on the indemnifying party.

d.             Potential Limitation of Indemnification. an indemnifying Party’s liability under this Section shall be reduced proportionally to the extent that any act or omission of the other party, or its employees or agents contributed to such liability, as determined as set forth in Section 9(a) hereof.

7.            Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to the Client:

School of Whales Commercial Real Estate Equity Fund, LLC

3634 NW 2nd Ave

Miami, FL 33127

Attn: Andrea Petersen, CEO

Tel: 305-450-1131

andrea@schoolofwhales.com

If to the Dalmore:

Dalmore Group, LLC.

525 Green Place

Woodmere, NY 11598

Attn: Etan Butler, Chairman

Tel: 917-319-3000

etan@dalmorefg.com

8.            Confidentiality and Mutual Non-Disclosure:

a.            Confidentiality.

i.              Included Information. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the third-party provided online fundraising platform, (v) security codes, and (vi) all documentation provided by Client or Investor.

ii.             Excluded Information. For purposes of this Agreement, the term “confidential and proprietary information” shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient.

iii.            Confidentiality Obligations. During the Term and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Provider to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

9.            Miscellaneous.

a.             ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND PROVIDER RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITIEE OF FINRA.

b.             This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities

c.             This Agreement will be binding upon all successors, assigns or transferees of Client. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

d.             Neither party will, without prior written approval of the other party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other party and to the clearing arrangements and/or any of the Services embodied in this Agreement. Client and Dalmore will work together to authorize and approve co-branded notifications and client facing communication materials regarding the representations in this Agreement. Notwithstanding any provisions to the contrary within, Client agrees that Dalmore may make reference in marketing or other materials to any transactions completed during the term of this Agreement, provided no personal data or Confidential Information is disclosed in such materials.

e.             THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party

f.              If any provision or condition of this Agreement will be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

g.             This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement.

h.             This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIENT: School of Whales Commercial Real Estate Equity Fund, LLC

By	/s/ Daniel Pena-Giraldi
Name:	Daniel Pena-Giraldi
Its:	COO

Dalmore Group, LLC:

By	/s/ Etan Butler
Name:	Etan Butler
Its:	Chairman

Exhibit A

Services:

a.	Dalmore Responsibilities – Dalmore agrees to:

i.	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to Client whether or not to accept investor as a customer of the Client;
ii.	Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to Client whether or not to accept the use of the subscription agreement for the Investors participation;
iii.	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;
iv.	Not provide any investment advice nor any investment recommendations to any investor;
v.	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);
vi.	Coordinate with third party providers to ensure adequate review and compliance.